Exhibit 99.3

AMENDMENT 2018-1

TO

WILLIS TOWERS WATSON NON-QUALIFIED DEFERRED SAVINGS PLAN FOR

U.S. EMPLOYEES

This AMENDMENT 2018-1, (this “Amendment”) to the Willis Towers Watson Non-Qualified Deferred Savings Plan for U.S. Employees (the “Plan”), is made by Willis Towers Watson Public Limited Company (the “Company”) effective as of July 18, 2018.

WHEREAS, Section 6.03 of the Plan contemplates that discretionary contributions may be made by the Company to the Plan from time to time;

WHEREAS, the employment agreement, as amended effective as of January 1, 2019, between the Company and John J. Haley contemplates that certain discretionary contributions will be made by the Company to the Plan on behalf of Mr. Haley;

WHEREAS, pursuant to Section 13 of the Plan, the Board of Directors of the Company (the “Board”) has the authority to amend the Plan;

WHEREAS, the Board has determined that it is in the best interests of the Company to amend the Plan; and

WHEREAS, the Board authorized, approved and adopted this Amendment to the Plan, effective July 18, 2018.

NOW THEREFORE, the Plan is hereby amended as follows:

1.    Section 3.15 of the Plan shall be deleted in its entirety and replaced with the following:

“Section 3.15 “Discretionary Contribution” means the amount the Company contributes to the Plan on behalf of any Participant pursuant to Section 6.03. Discretionary Contributions made pursuant to the employment agreement, as amended, effective as of January 1, 2019, between the Company and John J. Haley (the “Applicable Employment Agreement”) shall be designated and referred to herein as the “Special Discretionary Contributions”.”

2.    Section 6.03 of the Plan is amended to designate the existing Section 6.03 as Section 6.03(a) and to add the following as a new Section 6.03(b):

“(b) Notwithstanding anything herein to the contrary, including Section 7, Section 8 and Section 9 of the Plan, the Special Discretionary Contributions shall be subject to the terms and conditions set forth in the Applicable Employment Agreement, including, without limitation, (i) with respect to vesting and forfeiture provisions as set forth therein, (ii) interest crediting to the Participant’s Discretionary Contribution Account at an annual rate of 4.5% from the date of contribution until the date of payment, and (iii) distribution of the Special Discretionary Contributions in cash on August 31, 2021 or, if earlier, the date provided in Section 9.01 upon the Participant’s Separation from Service or death.”

3.    Reference to and Effect on the Plan. Except as specifically amended herein, the Plan shall remain in full force and effect. All reference in the Plan to the “Plan” shall mean the Plan as amended by this Amendment.

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